UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2014

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 1, 2014, Jason M. Montague, age 41, was appointed President and Chief Operating Officer of Prestige Cruise Holdings, Inc. (“Prestige”), a wholly owned, indirect subsidiary of Norwegian Cruise Line Holdings Ltd. (the “Parent”). There are no arrangements or understandings between Mr. Montague and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to Parent’s acquisition of Prestige, Mr. Montague served as Chief Financial Officer and Executive Vice President of Prestige from September 2010 until Parent’s acquisition of Prestige in November 2014. Mr. Montague has most recently been working on the integration of Parent and Prestige as the Executive Vice President and Chief Integration Officer of Parent. He was instrumental in launching Oceania Cruises, Inc. (“Oceania”) in 2002 and is widely regarded as one of the original co-founders. Mr. Montague served as Oceania’s Vice President and Treasurer from 2004 to 2007 and Senior Vice President of Finance from 2008 to 2010. Mr. Montague has seen Oceania through the purchase of its initial R-class vessels, the equity investment by Apollo Global Management, LLC, the acquisition and integration of Regent Seven Seas Cruises, the financing and delivery of Oceania’s Marina and Riviera new builds and the recent acquisition by Parent.

Prior to joining Oceania, Mr. Montague operated a successful consulting practice focused on strategic planning and development of small to medium-sized companies.  Previously, he held the position of Vice President Finance for Alton Entertainment Corporation, a brand equity marketer who was majority owned by the Interpublic Group of Companies.  Mr. Montague holds a BBA in Accounting from the University of Miami.

Employment Agreement.

Prestige Cruise Holdings, Inc. entered into an employment agreement with Mr. Montague dated November 28, 2014. The agreement has an initial term of one year, which will automatically renew each anniversary thereafter for additional one-year terms unless either we or Mr. Montague gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the employment agreement are summarized below.

Base Salary and Bonus. Mr. Montague will receive an annual base salary of $650,000, subject to annual review. Beginning with the 2015 calendar year, he will be eligible for an annual bonus with a target amount equal to 75% of base salary. Mr. Montague’s annual bonus for 2014 will become payable pursuant to the terms in effect prior to Parent’s acquisition of Prestige.

Equity Awards. As soon as practicable after his start date, Mr. Montague will be eligible to receive an award of options to purchase 60,000 ordinary shares of the Parent under the Parent’s 2013 Performance Incentive Plan. All of these option grants will have an ordinary term of 10 years and will vest in four equal annual installments on each of the first four anniversaries of his start date, subject to his continued employment through each vesting date and accelerated vesting upon a change in control of the Parent. Beginning with the 2015 calendar year, Mr. Montague will be eligible to receive equity awards on a basis that is generally consistent with other senior executives.

Severance Terms. If we terminate Mr. Montague’s employment without cause, he will be entitled to receive (i) a severance payment equal to one times his base salary, payable in substantially equal installments over a period of 12 months and (ii) reimbursement of premiums to continue medical coverage under COBRA for 12 months.

Other Benefits. Mr. Montague will be eligible to participate in the benefit plans and programs generally available to other senior executives, including our medical executive reimbursement plan. He will also be entitled to a $1,500 monthly car allowance and 4 weeks of vacation per year.

Mr. Montague’s receipt of the severance benefits described above is subject to his execution of a release of claims and compliance with the noncompetition, nonsolicitation and nondisclosure restrictions contained in his employment agreement.

The foregoing description of Mr. Montague’s employment agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Departure of Directors or Certain Officers.

On November 25, 2014, Kunal S. Kamlani, President and Chief Operating Officer of Prestige, notified Parent of his intention to resign from Prestige, effective December 1, 2014, in accordance with the terms of his employment agreement.

Item 8.01	Other Events.

On December 1, 2014, Parent issued a press release regarding Mr. Montague’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this report.

Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and between Prestige Cruise Holdings, Inc. and Jason M. Montague, entered into on November 28, 2014.
99.1	Press Release, dated December 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 1st day of December, 2014.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas Senior Vice President, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement by and between Prestige Cruise Holdings, Inc. and Jason M. Montague, entered into on November 28, 2014.
99.1	Press Release, dated December 1, 2014.